EXHIBIT 99.1

Presidio, Inc. Reports Third Quarter Fiscal 2019 Results

Q3 Total Revenue up 8% year over year
Strong Quarterly Growth in Earnings
Quarterly Cash Dividend Declared of $0.04 per share

NEW YORK, May 08, 2019 (GLOBE NEWSWIRE) -- Presidio, Inc. (NASDAQ:PSDO) (together with its subsidiaries, “Presidio” or the “Company”), a leading North American IT solutions provider delivering Digital Infrastructure, Cloud and Security solutions to create agile, secure infrastructure platforms for its customers, today announced its financial results for its fiscal third quarter ended March 31, 2019.

	Three months ended			Nine months ended
(in $ millions, except per share data)	March 31, 2018	March 31, 2019	% Chg	March 31, 2018	March 31, 2019	% Chg
	(as adjusted)[1]			(as adjusted)[1]
Total revenue	$653.4	$705.2	7.9%	$2,033.9	$2,222.9	9.3%
Gross margin	$139.6	$156.7	12.2%	$433.6	$470.4	8.5%
Gross margin %	21.4%	22.2%		21.3%	21.2%
Net income	$0.5	$5.0	n.m.	$119.7	$25.4	(78.8)%
Diluted EPS	$0.01	$0.06	n.m.	$1.24	$0.28	(77.4)%
Adjusted EBITDA[2]	$48.9	$52.7	7.8%	$166.2	$173.1	4.2%
Adj. EBITDA margin %[2]	7.5%	7.5%		8.2%	7.8%
Adjusted Net Income[2]	$26.7	$29.0	8.6%	$90.1	$100.0	11.0%
Pro Forma Adjusted Net Income[3]	$26.8	$29.0	8.2%	$93.4	$98.8	5.8%
Pro Forma Diluted EPS[3]	$0.28	$0.34	21.4%	$0.97	$1.14	17.5%

1 Amounts shown “as adjusted” throughout this release reflect the full retrospective adoption of ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606).

2 This financial measure is not based on U.S. GAAP. Please refer to the section of this press release entitled “About Non-GAAP and Pro Forma Financial Measures” for additional information and to the section entitled “Non-GAAP Reconciliations” for reconciliation to the most directly comparable U.S. GAAP measure.

3 This non-GAAP financial measure adjusts certain historical data on a pro forma basis following certain transactions.  Please refer to the section of this press release entitled “About Non-GAAP and Pro Forma Financial Measures” for additional information and to the section entitled “Non-GAAP Reconciliations” for reconciliation to the most directly comparable U.S. GAAP measure.

“We are extremely pleased with our third quarter results, where we delivered revenue growth of 7.9%. The growth in revenue was broad-based across all three of our solution areas reflecting our clients' increasing demand for Presidio's assistance to digitally transform their businesses. In addition, our strong cash flow allowed us to prepay an additional $25.0 million of our outstanding term loans, bringing year-to-date voluntary prepayments to $75.0 million. We continue to evaluate all accretive uses for the capital we generate, including investing in new business offerings organically and continuing our strategic program of M&A inorganically,” said Bob Cagnazzi, Chief Executive Officer of Presidio. “We believe these results highlight the effectiveness of our multi-cloud, multi-vendor strategy, which drives deep relationships with our clients. We have successfully leveraged these relationships into our new offerings including: public cloud, managed security services and software-defined networking projects. Based on our strong performance in the third quarter, we have raised our revenue outlook for Fiscal 2019, as we now expect total revenue growth of 6% to 8% for the full year. Furthermore, we are pleased to announce our Board of Directors has declared a quarterly cash dividend of $0.04 per share to be paid in July 2019. We believe our 9.3% total revenue growth for the year-to-date period demonstrates the execution of our strategic growth initiatives as we continue to capitalize on our favorable free cash flow profile to drive shareholder value creation,” Cagnazzi continued.

Financial Highlights for the Fiscal Third Quarter Ended March 31, 2019

  Revenue - Total revenue was $705.2 million, up 7.9%, with product revenue up 8.7% and service revenue up 4.8%. Total revenue growth in the quarter was driven by 29.5% growth in Cloud solutions, which included strong revenue performance from our public cloud offerings. In addition, we experienced growth in Security revenue, up 16.3% driven by an increase in managed security services especially around security incident and event management along with security architecture and technology solutions, and Digital Infrastructure revenue grew 2.2%. The investments in our public cloud initiative, as well as growth in our managed services offerings, drove our recurring revenue in the third quarter up 52.4% over the prior year, and recurring revenue now represents 8.5% of our Total revenue. We continued to experience accelerating growth in our backlog orders believed to be firm which totaled $674.4 million as of March 31, 2019, an increase of 33% compared to the prior year period. We saw our backlog of contracted recurring revenue more than double over the prior year period.

  Gross margin - Our Gross margin percentage, Product gross margin percentage, and Service gross margin percentage were 22.2%, 22.9%, and 19.1%, respectively, as compared to 21.4%, 21.8%, and 19.3% in the prior year. Product revenue led by cloud solutions and a higher revenue mix of software grew faster than services revenue growth for the quarter. Strong revenue growth of software recognized on a net basis led to the overall increase in Gross margin percentage for the quarter.

  Provision for Income Taxes - The GAAP tax provision rate was 27.5%, and the non-GAAP tax provision rate was 21.0%.

  Net income and Diluted EPS - Net income was $5.0 million and diluted EPS was $0.06. Pro Forma Adjusted Net Income was $29.0 million, an increase of 8.2% over the prior year and Pro Forma Adjusted Diluted EPS was $0.34, an increase of 21.4% over the prior year driven by our strong revenue growth and the accretive impact of the Share Repurchase (as defined below).

  Adjusted EBITDA - Adjusted EBITDA was $52.7 million, up 7.8% due to Gross margin growth of 12.2% partly offset by increases in Selling, General and Administrative expenses (“SG&A”) as a percentage of revenue in the third quarter associated with the investments in cloud and security sales resources. Adjusted EBITDA margin was 7.5% which was flat compared to the prior year.

Financial Highlights for the Nine Months Ended March 31, 2019

  Revenue - Total revenue was $2,222.9 million, up 9.3%, with product revenue up 11.0% and service revenue up 1.6%. Total revenue growth in the period was driven by strong growth in all three of our solution areas. Digital Infrastructure solutions grew 9.8%, Security revenue increased 8.9%, and Cloud revenue increased 7.4%. Service revenue growth was impacted by the extension of several large projects, reducing revenue recognition in the year to date period. However, our clients continue to engage us for new service projects as evidenced by the 14% growth in our services revenue backlog compared to the prior year.  The success of our public cloud initiative, as well as growth in managed services, drove our recurring revenue up 35% over the prior year. Recurring revenue now represents 6.8% of our Total revenue compared to 5.5% of our Total revenue for the prior year.

  Gross margin - Our Gross margin percentage, Product gross margin percentage, and Service gross margin percentage were 21.2%, 21.5%, and 19.5%, respectively, as compared to 21.3%, 21.4%, and 21.0% in the prior year. The increase in Product gross margins resulted from a higher revenue mix of software recognized on a net basis, mostly offset by investments in public cloud offerings that drove lower margins. The decline in service margins was primarily caused by the lengthening of client projects resulting in lower revenue recognition.

  Provision for Income Taxes - The GAAP tax provision rate was 27.0%, and the non-GAAP tax provision rate was 21.2%.

  Net income and Diluted EPS - Net income was $25.4 million and diluted EPS was $0.28; both metrics were below the prior year results, primarily due to the favorable impact of $92.4 million revaluation of deferred income tax assets and liabilities recorded in the prior year as a result of tax reform. Pro Forma Adjusted Net Income was $98.8 million, an increase of 5.8% over the prior year and Pro Forma Adjusted Diluted EPS was $1.14, an increase of 17.5% over the prior year driven by our strong revenue growth and the accretive impact of the Share Repurchase.

  Adjusted EBITDA - Adjusted EBITDA was $173.1 million, up 4.2% due to the 8.5% growth in Gross margin, partly offset by the increase in SG&A associated with investment in cloud and security sales resources and the additional SG&A related to acquisitions completed during the prior fiscal year. Adjusted EBITDA margin was 7.8% compared to 8.2% in the prior year. The investments we have made in our public cloud offerings impacted our margins by approximately 20 basis points, with the remainder relating to lower services margins due to the lengthening of service engagements and investments in sales resources.

Capital Resources and Free Cash Flow

  Debt - As of March 31, 2019, cash and cash equivalents were $29.0 million, total long-term debt was $771.6 million comprised entirely of our term loan facility (excluding debt issuance costs), and total net debt was $742.6 million defined as total long-term debt less cash and cash equivalents, representing 3.2x net total leverage. During the nine months ended March 31, 2019, the Company voluntarily prepaid an aggregate of $75.0 million in principal amount of its term loans.

  GAAP Cash flow from operating activities and Free Cash Flow - GAAP Cash flow from operating activities was $30.5 million in the third quarter, an increase of 69% over the prior year. Free Cash Flow increased 3% in the third quarter to $26.6 million, after $9.2 million of cash outflows for public cloud resale investments. GAAP Cash flow from operating activities was $106.6 million in the nine months ended March 31, 2019. Free Cash flow for the nine months ended March 31, 2019 was $73.1 million, after $26.9 million of cash outflows for public cloud resale investments.

  September 2018 Share Repurchase - On September 13, 2018, the Company completed the repurchase of 10,750,000 of its shares from an affiliate of investment funds managed by affiliates of Apollo Global Management, LLC (the “Share Repurchase”) for approximately $160 million, funded with the net proceeds of incremental term loans. The Share Repurchase is expected to deliver EPS accretion of 7% for the fiscal year.

  Backlog - As of March 31, 2019, we had firm, executed backlog of $674 million, up 33% over the prior year, driven by strong growth in both product and service backlog.

  Dividend - On February 6, 2019, the Company declared a quarterly cash dividend of $0.04 per share of Common Stock.  The dividend was paid on April 5, 2019 to stockholders of record as of March 27, 2019. Dividends paid for the quarter to stockholders of record totaled $3.3 million.

Quarterly Cash Dividend

Presidio announced today that its Board of Directors approved a quarterly cash dividend of $0.04 per share to stockholders. The dividend will be paid on July 5, 2019 to stockholders of record as of the close of business on June 26, 2019. The declaration and payment of future dividends will continue to be subject to the discretion and approval of the Company’s Board of Directors and will be dependent upon, among other things, the Company’s financial position, results of operations and cash flow.

Business Outlook

Our revised outlook for the fiscal year ending June 30, 2019 is as follows:

  Total revenue: $2,940 million to $2,980 million, representing Total revenue growth of 6% to 8%;

  Adjusted EBITDA margin: approximately 8% prior to investments in public cloud offerings and approximately 7.8% after investments in public cloud offerings;

  Pro Forma Diluted EPS: growth in the mid to high teens including the impact of the Share Repurchase;

  Free Cash Flow is expected to average $35 million per quarter before public cloud resale and managed services investments, as well as any tuck-in acquisitions funded through free cash flow; and

  Total net leverage is expected to be in the low-3x range at the end of fiscal 2019, excluding any strategic acquisitions.

The Company has not reconciled forward looking non-GAAP financial measures which includes Adjusted EBITDA margin, Pro Forma Diluted EPS and net total leverage ratio to their most directly comparable GAAP measures because certain items that impact these measures are not within its control and are subject to constant change. The company is unable to predict with reasonable certainty the ultimate timing or amount of items such as income taxes, unusual gains and losses, transaction costs and purchase accounting fair value adjustments and their impact on its financial statements without unreasonable effort. These items are uncertain, depend on various factors, and could materially impact the Company’s forward-looking guidance on GAAP measures.

The above forward-looking statements reflect Presidio’s expectations as of today’s date. Given the number of risk factors, uncertainties and assumptions discussed below, actual results may differ materially. Presidio does not intend to update its forward-looking statements until its next quarterly results announcement, other than in publicly available statements.  Refer to the Safe Harbor Statement below for additional information regarding forward-looking statements.

About Non-GAAP and Pro Forma Financial Measures

Our management regularly monitors certain financial measures to track the progress of our business against internal goals and targets. In addition to financial information presented in accordance with GAAP, management uses Adjusted EBITDA, Adjusted Net Income, Pro Forma Adjusted Net Income, Pro Forma Diluted EPS and Free Cash Flow (collectively, “non-GAAP measures”, as further described below) in its evaluation of past performance and prospects for the future. These non-GAAP measures should be considered in addition to, not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. They are not measurements of our financial performance under GAAP and should not be considered as alternatives to net income or revenue, as applicable, or any other performance measures derived in accordance with GAAP and may not be comparable to other similarly titled measures of other businesses. These non-GAAP measures have limitations as analytical tools and you should not consider them in isolation or as a substitute for analysis of our operating results as reported under GAAP and they include adjustments for items that may occur in future periods. However, we believe these adjustments are appropriate because the amounts recognized can vary significantly from period to period, do not directly relate to the ongoing operations of our business and complicate comparisons of our internal operating results and operating results of other peer companies over time.

We also adjust certain historical data on a pro forma basis following certain significant transactions. Specifically, we have provided a calculation of Pro Forma Adjusted Net Income to adjust our reported results for the three and nine months ended March 31, 2018 for:

  the net after-tax interest savings associated with the borrowing of incremental term loans used for the redemption of the senior notes in January 2018, as if the transaction occurred on July 1, 2017; and

  lower after-tax interest expense associated with the term loan repricing completed in January 2018 as if it occurred on July 1, 2017.

We have also provided a calculation of Pro Forma Adjusted Net Income to adjust our reported results for the three and nine months ended March 31, 2019 for higher after-tax interest expense associated with the incremental term loans used to fund the Share Repurchase that occurred in September 2018, as if the transaction occurred on July 1, 2018.

Pro Forma Adjusted Net Income is for illustrative and informational purposes and is not intended to represent or be indicative of what our financial condition or results of operations would have been had the transactions occurred on the dates indicated. Pro Forma Adjusted Net Income should not be considered representative of our future financial condition or results of operations.

Conference Call Information

We have scheduled a conference call for Wednesday, May 8, 2019, at 5:00 p.m. Eastern Time to discuss our financial results for the fiscal third quarter ended March 31, 2019.  Financial results will be released after the close of the U.S. financial markets on May 8, 2019.

Those wishing to participate via webcast should access the call through Presidio's Investor Relations website at http://investors.presidio.com. Those wishing to participate via telephone may dial in at 1-877-407-4018 (USA) or 1-201-689-8471 (International). The conference call replay will be available via webcast through Presidio's Investor Relations website. The telephone replay will be available from 8:00 p.m. Eastern Time on May 8, 2019, through May 15, 2019, by dialing 1-844-512-2921 (USA) or 1-412-317-6671 (International). The replay passcode will be 13689661.

About Presidio

Presidio is a leading North American IT solutions provider focused on Digital Infrastructure, Cloud and Security solutions to create agile, secure infrastructure platforms for its customers. We deliver this technology expertise through a full life cycle model of professional, managed, and support services including strategy, consulting, implementation and design. By taking the time to deeply understand how our clients define success, we help them harness technology advances, simplify IT complexity and optimize their environments today while enabling future applications, user experiences, and revenue models. As of June 30, 2018, we serve approximately 8,000 middle-market, large, and government organizations across a diverse range of industries. Approximately 2,900 Presidio professionals, including more than 1,600 technical engineers, are based in 60+ offices across the United States in a unique, local delivery model combined with the national scale of a $2.8 billion dollar industry leader.  We are passionate about driving results for our clients and delivering the highest quality of service in the industry. Presidio is majority owned by investment funds managed by affiliates of Apollo Global Management, LLC (NYSE:APO). For more information visit: www.presidio.com.

Source: Presidio, Inc.

Contact Information

Investor Relations Contact:
Ed Yuen
866-232-3762
investors@presidio.com

Media Contact:
Dori White
Vice President of Corporate Marketing
212-324-4301
doriwhite@presidio.com

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This press release contains “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The use of words such as “anticipates,” “expects,” “intends,” “plans” and “believes,” among others, generally identify forward-looking statements. These forward-looking statements include statements relating to: future financial performance, business prospects and strategy, anticipated trends, prospects in the industries in which our businesses operate and other similar matters. These forward looking statements are based on management’s current expectations and assumptions about future events, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. Actual results could differ materially from those contained in these forward looking statements for a variety of reasons, including, among others: risks and uncertainties related to the capital markets, changes in senior management at Presidio, changes in our relationship with our vendor partners, adverse changes in economic conditions, risks resulting from a decreased demand for Presidio’s information technology solutions, risks relating to rapid technological change in Presidio’s industry, risks relating to the inability to realize the full amount of our backlog and risks relating to acquisitions or regulatory changes. Certain of these and other risks and uncertainties are discussed in Presidio’s filings with the Securities and Exchange Commission. Other unknown or unpredictable factors that could also adversely affect our business, financial condition and results of operations may arise from time to time. In light of these risks and uncertainties, these forward looking statements may not prove to be accurate. Accordingly, you should not place undue reliance on these forward looking statements, which only reflect the views of our management as of the date of this press release. We do not undertake to update these forward-looking statements.

Non-GAAP Reconciliations

The reconciliation of Adjusted EBITDA from Net income for each of the periods presented is as follows:

	Three months ended March 31,		Nine months ended March 31,
(in millions)	2018	2019	2018	2019
Adjusted EBITDA reconciliation:	(as adjusted)		(as adjusted)
Net income	$0.5	$5.0	$119.7	$25.4
Total depreciation and amortization (1)	22.1	22.9	66.6	68.1
Interest and other (income) expense	23.3	13.3	49.8	38.5
Income tax expense (benefit)	(5.6)	1.9	(83.3)	9.4
EBITDA	40.3	43.1	152.8	141.4
Adjustments:
Share-based compensation expense	3.1	2.3	5.6	6.9
Purchase accounting adjustments (2)	0.1	—	0.3	0.2
Transaction costs (3)	4.2	4.7	6.3	19.2
Other costs (4)	1.2	2.6	1.2	5.4
Total adjustments	8.6	9.6	13.4	31.7
Adjusted EBITDA	$48.9	$52.7	$166.2	$173.1
Adjusted EBITDA % (5)	7.5%	7.5%	8.2%	7.8%

(1) Includes depreciation and amortization included within total operating expenses and cost of revenue.

(2) Includes noncash adjustments associated with purchase accounting.

(3) Includes transaction-related expenses such as: stay, retention and earnout bonuses, transaction-related advisory and diligence fees and transaction-related legal, accounting and tax fees.

(4) Includes a one-time inventory write-off, and non-recurring sales transformation and business optimization expenses.

(5) Adjusted EBITDA % represents the ratio of Adjusted EBITDA to total revenue.

The reconciliation of Adjusted Net Income and Pro Forma Adjusted Net Income from Net income for each of the periods presented is as follows:

	Three months ended March 31,		Nine months ended March 31,
(in millions)	2018	2019	2018	2019
Adjusted Net Income reconciliation:	(as adjusted)		(as adjusted)
Net income	$0.5	$5.0	$119.7	$25.4
Adjustments:
Amortization of intangible assets	18.3	18.8	55.5	56.4
Amortization of debt issuance costs	1.0	0.9	3.6	2.7
Loss on extinguishment of debt	13.3	0.5	14.8	1.5
Share-based compensation expense	3.1	2.3	5.6	6.9
Purchase accounting adjustments	0.1	—	0.3	0.2
Transaction costs	4.2	4.7	6.3	19.2
Other costs	1.2	2.6	1.2	5.4
Revaluation of federal deferred taxes	(3.2)	—	(92.4)	—
Income tax impact of adjustments (1)	(11.8)	(5.8)	(24.5)	(17.7)
Total adjustments	26.2	24.0	(29.6)	74.6
Adjusted Net Income	26.7	29.0	90.1	100.0
Pro Forma Adjustments:
Interest on notes redeemed, net savings	0.1	—	3.3	—
Interest savings on January 2018 term loan repricing	0.1	—	1.7	—
Interest expense on September 2018 term loan borrowing	—	—	—	(1.7)
Income tax impact of adjustments	(0.1)	—	(1.7)	0.5
Total Pro Forma adjustments	0.1	—	3.3	(1.2)
Pro Forma Adjusted Net Income	$26.8	$29.0	$93.4	$98.8

(1) Includes an estimated tax impact of the adjustments to Net income at our average statutory rate to arrive at an appropriate effective tax rate on Adjusted Net Income, except for (i) the adjustment of certain transaction costs that are permanently nondeductible for tax purposes and (ii) the impact of tax-deductible goodwill and intangible assets resulting from certain historical acquisitions and further adjusted for discrete tax items such as: the tax benefit associated with excess stock compensation deductions and the remeasurement of deferred tax liabilities due to tax rate changes.

The reconciliation of Pro Forma weighted-average shares - diluted and Pro Forma Diluted EPS from GAAP weighted-average shares for each of the periods presented is as follows:

	Three months ended March 31,		Nine months ended March 31,
	2018	2019	2018	2019
Share count:
Weighted-average shares – basic	92,015,710	82,551,383	91,629,703	85,263,588
Dilutive effect of stock options	4,901,072	3,932,965	4,938,180	3,989,006
Weighted-average shares – diluted	96,916,782	86,484,348	96,567,883	89,252,594
Pro Forma share adjustment for share repurchase (1)	—	—	—	(2,903,285)
Pro Forma weighted-average shares – diluted	96,916,782	86,484,348	96,567,883	86,349,309

	(as adjusted)		(as adjusted)
Diluted EPS	$0.01	$0.06	$1.24	$0.28
Pro Forma Diluted EPS	$0.28	$0.34	$0.97	$1.14

(1) Includes an adjustment to reflect the 10,750,000 shares repurchased during the period as if the repurchase had occurred at the beginning of the period that are not already reflected in the basic weighted-average shares presented.

We define free cash flow as our net cash provided by operating activities adjusted to: (i) include the net change in accounts payable - floor plan, (ii) include the aggregate net cash impact of our leasing business, (iii) include purchases of property and equipment, and (iv) exclude cash payments for acquisition-related earnout bonuses.

The following table presents the Aggregate net cash impact of our leasing business for the three and nine months ended March 31, 2019 and 2018:

	Three months ended March 31,		Nine months ended March 31,
(in millions)	2018	2019	2018	2019
Additions of equipment under sales-type and direct financing leases	$(30.9)	$(39.9)	$(80.6)	$(122.8)
Proceeds from collection of financing receivables	0.8	4.1	3.0	6.8
Additions to equipment under operating leases	(0.3)	(0.1)	(1.5)	(0.3)
Proceeds from disposition of equipment under operating leases	—	0.5	0.7	0.6
Proceeds from the discounting of financing receivables	34.5	50.1	81.5	141.4
Retirements of discounted financing receivables	(3.2)	(4.1)	(5.7)	(21.6)
Aggregate net cash impact of leasing business	$0.9	$10.6	$(2.6)	$4.1

The following table presents reconciliation of Free Cash Flow from Net cash provided by operating activities for three and nine months ended March 31, 2019 and 2018:

	Three months ended March 31,		Nine months ended March 31,
(in millions)	2018	2019	2018	2019
Net cash provided by operating activities	$18.1	$30.5	$142.7	$106.6
Adjustments to reconcile to Free Cash Flow:
Net change in accounts payable - floor plan	10.2	(13.5)	(55.1)	(28.3)
Aggregate net cash impact of leasing business	0.9	10.6	(2.6)	4.1
Purchases of property and equipment	(3.3)	(3.0)	(10.5)	(11.3)
Payments of acquisition-related earnout bonuses	—	2.0	—	2.0
Total adjustments	7.8	(3.9)	(68.2)	(33.5)
Free Cash Flow	$25.9	$26.6	$74.5	$73.1

PRESIDIO, INC.
Consolidated Balance Sheets
(in millions, except share data)

	As of June 30, 2018	As of March 31, 2019
Assets	(as adjusted)
Current Assets
Cash and cash equivalents	$37.0	$29.0
Accounts receivable, net	608.7	600.5
Unbilled accounts receivable, net	171.5	210.2
Financing receivables, current portion	88.3	97.0
Inventory	27.7	27.4
Prepaid expenses and other current assets	112.5	112.8
Total current assets	1,045.7	1,076.9
Property and equipment, net	35.9	36.4
Financing receivables, less current portion	116.8	148.4
Goodwill	803.7	803.7
Identifiable intangible assets, net	700.3	643.8
Other assets	33.9	92.9
Total assets	$2,736.3	$2,802.1
Liabilities and Stockholders’ Equity
Current Liabilities
Current maturities of long-term debt	$—	$—
Accounts payable – trade	457.7	493.0
Accounts payable – floor plan	210.6	182.4
Accrued expenses and other current liabilities	228.2	255.9
Discounted financing receivables, current portion	85.2	95.1
Total current liabilities	981.7	1,026.4
Long-term debt, net of debt issuance costs and current maturities	671.2	757.7
Discounted financing receivables, less current portion	108.6	138.9
Deferred income tax liabilities	180.5	179.6
Other liabilities	34.0	71.6
Total liabilities	1,976.0	2,174.2
Commitments and contingencies
Stockholders’ Equity
Preferred stock:
$0.01 par value; 100 shares authorized and zero shares issued and outstanding at March 31, 2019 and June 30, 2018	—	—
Common stock:
$0.01 par value; 250,000,000 shares authorized, 82,661,122 shares issued and outstanding at March 31, 2019 and 92,853,983 shares issued and outstanding at June 30, 2018	0.9	0.8
Additional paid-in capital	644.3	496.5
Retained earnings	115.1	130.6
Total stockholders’ equity	760.3	627.9
Total liabilities and stockholders’ equity	$2,736.3	$2,802.1

PRESIDIO, INC.
Consolidated Statements of Operations
(in millions, except share and per-share data)

	Three months ended March 31,		Nine months ended March 31,
	2018	2019	2018	2019
Revenue	(as adjusted)		(as adjusted)
Product	$528.8	$574.6	$1,658.5	$1,841.4
Service	124.6	130.6	375.4	381.5
Total revenue	653.4	705.2	2,033.9	2,222.9
Cost of revenue
Product	413.3	442.9	1,303.7	1,445.5
Service	100.5	105.6	296.6	307.0
Total cost of revenue	513.8	548.5	1,600.3	1,752.5
Gross margin	139.6	156.7	433.6	470.4
Operating expenses
Selling expenses	70.5	79.8	201.0	225.9
General and administrative expenses	26.1	30.3	77.8	87.4
Transaction costs	4.2	4.7	6.3	19.2
Depreciation and amortization	20.6	21.7	62.3	64.6
Total operating expenses	121.4	136.5	347.4	397.1
Operating income	18.2	20.2	86.2	73.3
Interest and other (income) expense
Interest expense	10.1	13.1	35.3	37.4
Loss on extinguishment of debt	13.3	0.5	14.8	1.5
Other (income) expense, net	(0.1)	(0.3)	(0.3)	(0.4)
Total interest and other (income) expense	23.3	13.3	49.8	38.5
Income (loss) before income taxes	(5.1)	6.9	36.4	34.8
Income tax expense (benefit)	(5.6)	1.9	(83.3)	9.4
Net income	$0.5	$5.0	$119.7	$25.4
Earnings per share:
Basic	$0.01	$0.06	$1.31	$0.30
Diluted	$0.01	$0.06	$1.24	$0.28
Weighted-average common shares outstanding:
Basic	92,015,710	82,551,383	91,629,703	85,263,588
Diluted	96,916,782	86,484,348	96,567,883	89,252,594

Cash dividends per common share	$—	$0.04	$—	$0.12

PRESIDIO, INC.
Consolidated Statements of Cash Flows
(in millions)

	Three months ended March 31,		Nine months ended March 31,
	2018	2019	2018	2019
Net cash provided by operating activities	$18.1	$30.5	$142.7	$106.6
Cash flows from investing activities:
Acquisition of businesses, net of cash and cash equivalents acquired	—	—	(9.5)	—
Proceeds from collection of escrow related to acquisition of business	—	—	0.2	—
Additions of equipment under sales-type and direct financing leases	(30.9)	(39.9)	(80.6)	(122.8)
Proceeds from collection of financing receivables	0.8	4.1	3.0	6.8
Additions to equipment under operating leases	(0.3)	(0.1)	(1.5)	(0.3)
Proceeds from disposition of equipment under operating leases	—	0.5	0.7	0.6
Purchases of property and equipment	(3.3)	(3.0)	(10.5)	(11.3)
Net cash used in investing activities	(33.7)	(38.4)	(98.2)	(127.0)
Cash flows from financing activities:
Proceeds from issuance of common stock under share-based compensation plans	1.4	2.3	5.9	3.8
Common stock repurchased	—	—	—	(158.6)
Dividends paid	—	(3.3)	—	(6.6)
Proceeds from the discounting of financing receivables	34.5	50.1	81.5	141.4
Retirements of discounted financing receivables	(3.2)	(4.1)	(5.7)	(21.6)
Deferred financing costs	(0.6)	(0.5)	(1.2)	(0.8)
Repayments of senior and subordinated notes	(135.7)	—	(135.7)	—
Borrowings of term loans, net of original issue discount	138.2	—	138.2	158.1
Repayments of term loans	(25.0)	(25.0)	(75.0)	(75.0)
Net change in accounts payable — floor plan	10.2	(13.5)	(55.1)	(28.3)
Net cash provided by (used in) financing activities	19.8	6.0	(47.1)	12.4
Net decrease in cash and cash equivalents	4.2	(1.9)	(2.6)	(8.0)
Cash and cash equivalents:
Beginning of the period	20.7	30.9	27.5	37.0
End of the period	$24.9	$29.0	$24.9	$29.0
Supplemental disclosures of cash flow information
Cash paid during the period for:
Interest	$13.4	$12.0	$36.0	$32.3
Income taxes, net of refunds	$7.0	$1.6	$29.9	$15.9
Reduction of discounted lease assets and liabilities	$26.6	$29.8	$80.2	$87.1